Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus and “Independent Registered Public Accounting Firms” in the Statement of Additional Information in the Registration Statement on Form N-14 of Phaeacian Accent International Value Fund (“Phaeacian Accent International Value Fund”), a newly created series of Datum One Series Trust. We also consent to the incorporation by reference of our report dated February 26, 2020, relating to the financial statements of FPA International Value Fund as of and for the years ended December 31, 2019 and 2018 appearing in this Proxy Statement/Prospectus on Form N-14 of Phaeacian Accent International Value Fund.

/s/ Ernst & Young LLP

Los Angeles, California

July 17, 2020